Exhibit 16

April 12, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We were previously principal accountants for LOGIC DEVICES INCORPORATED ("Registrant") and we reported on the financial statements of registrant as of September 30, 2006 and 2005, and for each of the years in the three fiscal years then ended as stated in our report dated November 29, 2006.  We have read  item 4.01 of Registrant's Form 8-K/A dated April 12, 2007, and we agree with the statements made in paragraphs 1,2, 4 and 6.  We have no basis to agree or disagree with the statements made in paragraphs 3 and 5.

Very truly yours,

/s/Perry - Smith LLP

Perry - Smith LLP

Sacramento, California